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                                                                                                         Exhibit 12

                                    THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     FOR THE FIVE FISCAL YEARS ENDED JANUARY 30, 1999


(Dollars in Millions)                                                        Fiscal Year Ended
                                                          Jan. 30,     Jan. 31,      Feb. 1,      Feb. 3,    Jan. 28,
                                                            1999         1998         1997         1996        1995
Earnings Available for Fixed Charges:
Pretax earnings from continuing operations               $   1,395    $   1,279    $   1,232    $   1,160    $  1,079
Fixed charges (excluding interest
  capitalized and pretax preferred stock
  dividend requirements)                                       344          363          346          317         293
Dividends on ESOP Preference Shares                            (25)         (26)         (26)         (28)        (28)
Capitalized interest amortization                                7            6            6            5           4
                                                             1,721        1,622        1,558        1,454       1,348

Fixed Charges:
Gross interest expense (a)                               $     339    $     353    $     341    $     316    $    289
Interest factor attributable to
  rent expense                                                  21           23           22           20          19
                                                               360          376          363          336         308

Ratio of Earnings to Fixed Charges                             4.8          4.3          4.3          4.3         4.4


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.
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